EXHIBIT 99.1

Standard Parking Corporation Reports Solid Second Quarter Growth; Updates 2010 Outlook

CHICAGO, Aug. 4, 2010 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced 2010 second quarter results. Net income attributable to the Company increased 7% compared to the year ago quarter, to $4.5 million, or $0.28 per share. Earnings per share increased 4% over the second quarter of 2009.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We're pleased with the results of our 2010 second quarter. We're encouraged by what appears to be gradual improvement in our business, as evidenced by growth in our same location gross profit for the first time in over a year despite continuing weakness in the general economy.  The institutional marketplace appears to be strong, and our new business pipeline is full. Our location retention rate, one of our key metrics, remains relatively steady at 89%, and our location operating profit retention remains strong at 97%.

"We're continuing to keep a watchful eye on the travel-related areas of our business, which often are the slowest to recover from an economic downturn. While our airport and hotel operations did display growth in same location second quarter gross profit, based on current trends in those industries we expect continuing softness in these areas for the remainder of the year.

"We're pleased that our underlying G&A grew by just 3% excluding the impact of our restoration in 2010 of the performance bonus program that was eliminated in 2009.

"We think our second quarter results are representative of the performance of our core business, as this year's second quarter was free of the noise that adversely impacted 2009.  While we're delighted with this quarter and the fact that certain indicators seem to be pointing in a positive direction, we remain cautious given the continuing uncertainty about where the economy overall is headed generally and the expected continuing softness in the travel-related industries for the rest of the year.

"We are updating our outlook for the year by adjusting our full year earnings per share guidance to a range of $1.05 - $1.10. We're making this change for several reasons. First, we project that we will incur more legal expenses than originally expected over the remainder of the year to close out a few lingering prior year legal matters that haven't resolved themselves as quickly as anticipated. In addition, we're expecting a significant reduction in the scope of services at one of our upcoming Gameday events, and we're being affected by a change in expectations as to currency exchange rates from our growing Canadian business. For free cash flow, we're still expecting to generate from $20 - $25 million.

"Long term, we remain confident that our core business performance, our ongoing investment in technology and resources and the increasing traction that we're gaining with our expanded service offerings, all bode well for strengthening our position as an industry leader as the economy recovers."

Second Quarter Results

Revenue for the second quarter, excluding reimbursement of management contract expense, of $76.2 million increased 4% over the same period last year. Management contract revenue grew 13%, offsetting a 4% decrease in revenue at leased locations.

Gross profit in the quarter increased by 13% to $22.7 million from $20.1 million a year ago as legal-related expenses that adversely impacted the second quarter of 2009 were much less of a factor in this year's second quarter. Growth at same locations, along with the addition of new airport and transportation contracts at Atlanta-Hartsfield, Reagan and Dulles airports and the acquisition of the Gameday Management Group, were key contributors to the year-over-year growth in gross profit.

General and administrative expense ("G&A") increased by 18% to $12.2 million from $10.3 million a year ago. Fifteen percentage points of this increase, however, was attributable to the Company's restoration in 2010 of its performance-based compensation programs, as compared to the 2009 second quarter, in which the Company decided to eliminate its 2009 bonuses and thus completely reversed its year-to-date accrual.

As a result, operating income for the second quarter was $9.0 million, an increase of 7% as compared with the 2009 second quarter. Pre-tax income increased 9% to $7.6 million. Net income attributable to the Company was $4.5 million for the second quarter, an increase of 7% as compared with $4.2 million for the same period of 2009.  On a per-share basis, second quarter earnings grew 4%, to $0.28 from $0.27 in the year-ago quarter as a result of a 2% increase in the Company's weighted average outstanding share count due to the exercise of stock options.

Cash taxes paid during the second quarter of 2010 increased by $0.8 million to $2.0 million from $1.2 million paid in the same period last year. The cash tax rate (cash taxes as a percent of pre-tax income) increased from 17% in the second quarter of 2009 to 27% in the second quarter of 2010 due to limitations on the Company's use of NOLs in any single year.

The Company did not generate any free cash flow (negative $1.4 million) during the 2010 second quarter, as compared with $6.0 million of free cash flow generated in the second quarter of 2009. The year-on-year difference is attributable to increases in accounts receivable balances at several large airports. These receivable balances, which have been reduced significantly since the end of the second quarter, are expected to revert to normal levels by the end of 2010. As a result, the Company is reiterating its free cash flow guidance of $20 million to $25 million for the year. The Company's free cash flow for the twelve months ended June 2010 was $12.7 million, which was used to pay down total indebtedness.

Recent Developments

During the second quarter, the Company began parking management operations at the garage serving the Chicago Loop's Block 37 development. The Block 37 re-development encompasses an entire city block and includes an office tower, a 285,000 square feet retail center and a planned luxury residential and hotel complex.

The Company also was awarded the parking management contract at Greenwich Hospital, a member of the Yale New Haven Health System. The Company will manage approximately 1,000 parking spaces and valet operations at two garages and several surface lots serving staff, employees, patients and visitors. The Company's operations are expected to commence in August.

Year-to-Date Results

Revenue for the first six months of 2010, excluding reimbursed management contract expense, increased by 2% to $149.4 million from $146.0 million in the first half of 2009.

Gross profit for the first half of 2010 increased by 5% to $41.9 million from $39.8 million in the year-ago period as legal-related expenses that impacted 2009 did not recur to the same degree in 2010. Large new airport contracts and the Gameday acquisition also contributed to the year-over-year growth.

General and administrative expenses for the first half of 2010 increased by 3% to $23.8 million from $23.1 million a year earlier. The 2010 first half results reflect the restoration of performance-based compensation bonuses that were eliminated in 2009 and the addition of Gameday G&A, which were partially offset by the absence of certain 2009 legal-related expenses that did not recur in 2010 and cost efficiencies the Company is realizing from the rollout of its IT initiatives.

As a result of the foregoing, operating income for the first half of 2010 increased by 9% to $15.1 million from $13.8 million in the first half of 2009.

Net income attributable to the Company increased by 11% to $7.4 million for the first six months of 2010 as compared with $6.6 million for the first six months last year. On a per share basis, earnings were $0.46 in the first half of 2010 as compared with $0.42 in the first half of 2009, an increase of 10%.

2010 Full-Year Outlook

The Company is updating its full year earnings per share guidance to a range of $1.05 - $1.10, and is reiterating its free cash flow guidance of $20 - $25 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, August 5, 2010 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 facilities, containing over 1.2 million parking spaces in approximately 340 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of August 4, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except for share and per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 8,282	$ 8,256
Notes and accounts receivable, net	54,600	44,490
Prepaid expenses and supplies	2,893	5,401
Deferred taxes	3,457	3,457
Total current assets	69,232	61,604
Leasehold improvements, equipment and construction in progress, net	17,191	17,175
Advances and deposits	4,796	4,904
Long-term receivables, net	12,051	10,325
Intangible and other assets, net	8,446	6,765
Cost of contracts, net	13,374	12,879
Goodwill	128,190	126,853
Total assets	$ 253,280	$ 240,505
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 47,548	$ 48,502
Accrued and other current liabilities	32,903	33,156
Current portion of long-term borrowings	654	662
Total current liabilities	81,105	82,320
Deferred taxes	9,185	8,151
Long-term borrowings, excluding current portion	110,518	112,549
Other long-term liabilities	27,555	22,808
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,620,355 and 15,385,428 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	16	15
Additional paid-in capital	95,065	91,793
Accumulated other comprehensive income (loss)	(80)	313
Accumulated deficit	(70,019)	(77,372)
Total Standard Parking Corporation stockholders' equity	24,982	14,749
Noncontrolling interest	(65)	(72)
Total equity	24,917	14,677
Total liabilities and stockholders' equity	$ 253,280	$ 240,505

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Parking services revenue:
Lease contracts	$ 34,162	$ 35,687	$ 67,278	$ 70,387
Management contracts	42,081	37,311	82,156	75,604
	76,243	72,998	149,434	145,991
Reimbursed management contract revenue	100,757	97,595	206,812	200,152
Total revenue	177,000	170,593	356,246	346,143
Cost of parking services:
Lease contracts	31,217	32,932	62,988	65,881
Management contracts	22,278	19,938	44,542	40,329
	53,495	52,870	107,530	106,210
Reimbursed management contract expense	100,757	97,595	206,812	200,152
Total cost of parking services	154,252	150,465	314,342	306,362
Gross profit:
Lease contracts	2,945	2,755	4,290	4,506
Management contracts	19,803	17,373	37,614	35,275
Total gross profit	22,748	20,128	41,904	39,781
General and administrative expenses	12,218	10,320	23,778	23,081
Depreciation and amortization	1,570	1,413	3,030	2,900
Operating income	8,960	8,395	15,096	13,800
Other expenses (income):
Interest expense	1,398	1,528	2,888	2,964
Interest income	(52)	(95)	(105)	(162)
	1,346	1,433	2,783	2,802
Income before income taxes	7,614	6,962	12,313	10,998
Income tax expense	3,021	2,692	4,868	4,266
Net income	4,593	4,270	7,445	6,732
Less: Net income attributable to noncontrolling interest	85	42	92	106
Net income attributable to Standard Parking Corporation	$ 4,508	$ 4,228	$ 7,353	$ 6,626
Common stock data:
Net income per share:
Basic	$ 0.29	$ 0.28	$ 0.48	$ 0.43
Diluted	$ 0.28	$ 0.27	$ 0.46	$ 0.42
Weighted average shares outstanding:
Basic	15,531,726	15,251,310	15,461,904	15,273,796
Diluted	15,877,258	15,601,643	15,841,713	15,642,234

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except for share and per share data, unaudited)

	Six Months Ended
	June 30, 2010	June 30, 2009
Operating activities:
Net income	$ 7,445	$ 6,732
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,998	2,691
Loss on sale of assets	37	193
Amortization of debt issuance costs	319	321
Non-cash stock-based compensation	1,237	1,073
Excess tax benefit related to stock option exercises	(968)	—
(Reversal) provision for losses on accounts receivable	(55)	143
Deferred income taxes	1,034	2,098
Change in operating assets and liabilities	(10,044)	(5,418)
Net cash provided by operating activities	2,003	7,833
Investing activities:
Purchase of leasehold improvements and equipment	(1,560)	(2,131)
Cost of contracts purchased	(121)	(604)
Capitalized interest	(71)	(89)
Contingent purchase payments	(104)	(259)
Net cash used in investing activities	(1,856)	(3,083)
Financing activities:
Repurchase of common stock	—	(3,885)
Proceeds from exercise of stock options	1,069	—
Tax benefit related to stock option exercises	968	—
(Payments on) proceeds from senior credit facility	(1,700)	2,150
Distribution to noncontrolling interest	(85)	(108)
Payments on long-term borrowings	(63)	(59)
Payments on capital leases	(276)	(571)
Net cash used in financing activities	(87)	(2,473)
Effect of exchange rate changes on cash and cash equivalents	(34)	(57)
Increase in cash and cash equivalents	26	2,220
Cash and cash equivalents at beginning of period	8,256	8,301
Cash and cash equivalents at end of period	$ 8,282	$ 10,521
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 2,691	$ 3,005
Income taxes	3,032	1,770

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating income	$8,960	$8,395	$15,096	$13,800
Depreciation and amortization expense	1,570	1,413	3,030	2,900
Non-cash compensation	729	546	1,237	1,073
Income tax paid	(2,017)	(1,176)	(3,032)	(1,770)
Income attributable to noncontrolling interest	(85)	(42)	(92)	(106)
Change in assets and liabilities	(7,791)	(24)	(11,664)	(5,224)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,357)	(1,607)	(1,856)	(3,083)
Operating cash flow	$9	$7,505	$2,719	$7,590
Cash interest paid (before payment of debt issuance)	(1,395)	(1,459)	(2,691)	(3,005)
Free cash flow (1)	($1,386)	$6,046	$28	$4,585
(Increase) decrease in cash and cash equivalents	476	(733)	(26)	(2,220)
Free cash flow, net of change in cash	($910)	$5,313	$2	$2,365

Sources (Uses) of cash:
(Payments) Proceeds from senior credit facility	($750)	($5,000)	($1,700)	$2,150
(Payments) on other borrowings	(167)	(312)	(339)	(630)
(Payments) of debt issuance costs	--	--	--	--
Proceeds from exercise of stock options	934	--	1,069	--
Tax benefit related to stock option exercises	893	--	968	--
(Repurchase) of common stock	--	(1)	--	(3,885)
(Payments) on acquisitions	--	--	--	--
Total (uses) of cash	$910	($5,313)	($2)	($2,365)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2010
Net cash provided by operating activities	$2,003	$1,778	$225
Net cash (used in) investing activities	(1,856)	(499)	(1,357)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(85)	(7)	(78)
Effect of exchange rate changes on cash and cash equivalents	(34)	142	(176)
Free cash flow	$28	$1,414	($1,386)

	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2009
Net cash provided by operating activities	$7,833	$301	$7,532
Net cash (used in) investing activities	(3,083)	(1,476)	(1,607)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(108)	(52)	(56)
Effect of exchange rate changes on cash and cash equivalents	(57)	(234)	177
Free cash flow	$4,585	($1,461)	$6,046

Trailing Twelve Month Free Cash Flow
	Three Months Ended				Twelve Months
	September 30,	December 31,	March 30,	June 30,	Ended
	2009	2009	2010	2010	June 30, 2010
Free Cash Flow	$6,374	$6,264	$1,414	($1,386)	$12,666

STANDARD PARKING CORPORATION
LOCATION COUNT

	June 30, 2010	December 31, 2009	June 30, 2009
Managed facilities	1,966	1,921	1,919
Leased facilities	210	208	223
Total facilities	2,176	2,129	2,142
CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com